UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FOUNDATION MEDICINE, INC.

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Filed by Foundation Medicine, Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Foundation Medicine, Inc.

Commission File No.: 001-36086

TRANSCRIPT OF CNBC INTERVIEW WITH DR. MICHAEL J. PELLINI, FOUNDATION MEDICINE, INC. CEO, ON JANUARY 12, 2015

Meg Tirrell >> We’re going to bring in the CEO of Foundation Medicine. Thank you for joining us.

Dr. Michael J. Pellini >> Thanks for having me. I think it’s a great day for Foundation Medicine and it’s a great day for Roche and I really think it’s an important day for patients that are battling cancer.

Meg Tirrell >> We wish you were with us in San Francisco but we know you’re with your employees today, and we’ll hopefully see you later here at the conference. Tell us about the billion-dollar deal Roche is doing to acquire a majority stake in you guys, paying more than double your valuation on Friday. What is Roche getting with Foundation Medicine that would inspire it to pay more than double your price?

Dr. Michael J. Pellini >> What we’re really focused on, Meg, is really the transformational nature of this relationship. Foundation Medicine is a molecular information company, and what we do is work with oncologists around the United States and major cancer centers and also those who practice in the communities around the United States to help them understand each patient’s cancer at the level of its blueprint. That way the oncologist can ultimately select the precise targeted therapeutics for their patients. On the other hand, Roche is clearly a global leader in oncology. They understand both the therapeutic side of the business as well as the diagnostic side of the business. And so coming together, we really believe that we can both leverage one another’s strengths and ultimately accelerate this move into precision medicine oncology.

Meg Tirrell >> And as part of the deal, Roche is investing $150 million in research and development with you guys over the next five years, but it’s also doing the commercial side of this deal selling your products outside of the United States. Do you see the deal more as a reflection in the growth of these genomic diagnostics for cancer, or as a way for Roche to use your technology to develop new drugs?

Dr. Michael J. Pellini >> Well the answer is both, and so the answer is yes. The scope of this deal is quite broad. There’s the investment side of the relationship, but I think more importantly there are the other two components that relate to the R&D investment as well as the commercial collaboration. Since you specifically asked about the commercial collaboration, they are supporting us even in the United States as we utilize our own commercial team. They are supporting us with medical information to really educate the oncology community and pathology community about this approach. And then on the global side, they do have rights to our products, to FoundationOne to FoundationOne Heme, and they will help us develop those markets and ultimately they will commercialize those products for us on the international front. It’s really a way for us to accelerate our international growth in a way that we just wouldn’t be able to do on our own in a timely fashion.

Meg Tirrell >> Now, I’ve got to ask. The last time Roche took a big majority stake in a smaller company, they operated independently for a while, and you guys are going to operate independently as well. Is there an opportunity here for Roche to buy the rest of the company at some point down the road?

Dr. Michael J. Pellini >> Right now we’re really focused on executing on the vision we both share. It was important in our discussions from the beginning that Roche recognized, and I think the broader community recognizes, there’s an entrepreneurial spirit at Foundation Medicine. In addition, we’re not a diagnostic company. We defined a new space called molecular information. Certainly for the foreseeable future, both companies believe that it’s important for Foundation Medicine to operate independently.

Meg Tirrell >> Now, one of the biggest questions about valuations in the health care industry right now is about drug pricing and reimbursement. You’re not making drugs, but tell us about the reimbursement situation for your platforms, especially with Medicare. How is that going?

Dr. Michael J. Pellini >> We’ve been pleased so far with the way the payors have addressed this new approach in oncology, but this is a process. Reimbursement in the United States, just as it is on a global scale is, in fact, a process. But importantly it’s a process that’s driven by clinical data. That’s why our company has invested in and developed and why we’re producing results really from many clinical studies and trials. If we look back at 2014, in fact, our data was published in more than 38 manuscripts in leading scientific and medical journals around the world. In addition, we presented our data in more than 95 podium presentations at some of the major conferences. So it is data driven. In working with Roche, we believe we can accelerate what we’re generating, not only for clinical adoption but to gain support of additional payors as well, but we think the payors that understand where the world of oncology is going. We certainly believe they will continue to get their arms around this approach going forward.

Meg Tirrell >> Dr. Mike Pellini, big day for Foundation Medicine. Thank you for joining us.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this document may contain, in addition to historical information, certain statements that are “forward-looking statements.” Foundation Medicine has identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements include without limitation statements regarding the planned completion of the collaboration between Foundation Medicine and Roche, the tender offer, the issuance of shares of Foundation Medicine common stock to Roche and any of the transactions contemplated by the documents for the proposed transactions. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: uncertainties as to the timing of the transactions; uncertainties as to the percentage of shares of Foundation Medicine stock tendered in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; the risks that any anticipated product launch or global expansion will be delayed, cancelled or unsuccessful; the unsuccessful realization of Foundation Medicine’s expectations and beliefs regarding the future conduct and growth of Foundation Medicine’s business and the markets in which it operates; and other risks and uncertainties discussed in Foundation Medicine’s filings with the SEC, including the “Risk Factors” sections of Foundation Medicine’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as the tender offer documents to be filed by Roche, the Solicitation/Recommendation Statement to be filed by Foundation Medicine and the proxy statement to be filed by Foundation Medicine. Foundation Medicine undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Important Information and Where to Find It

The tender offer described in this document (the “Offer”) has not yet commenced, and this document is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Foundation Medicine or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Roche Holdings, Inc., and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Foundation Medicine. The offer to purchase shares of Foundation Medicine common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. Also in connection with the proposed transactions, Foundation Medicine will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER AND THE PROXY STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the tender offer which will be named in the tender offer statement. Copies of Foundation Medicine’s filings with the SEC may be obtained free of charge at the “Investors & Press” section of Foundation Medicine’s website at www.foundationmedicine.com or by contacting investor relations at 617-418-2283.

Certain Information Regarding Participants

Foundation Medicine and its directors, executive officers and other members of its management and employees may be deemed under SEC rules to be participants in the solicitation of proxies of Foundation Medicine’s stockholders in connection with the proposed transactions. Information concerning the interests of Foundation Medicine’s participants in the solicitation, which may, in some cases, be different than those of Foundation Medicine’s stockholders generally, is set forth in materials filed by Foundation Medicine with the SEC, including in Foundation Medicine’s definitive proxy statement filed with the SEC on April 30, 2014, and will be set forth in the proxy statement relating to the transactions when they become available. These documents can be obtained free of charge from the sources indicated above.